Pricing Supplement No. IR-54 To the Product Supplement No. IR-I dated May 4, 2015 Prospectus Supplement dated May 4, 2015 and Prospectus dated May 4, 2015	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 April 11, 2016
$17,000,000 Fixed to Floating Rate Securities due April 14, 2026 Linked to the Performance of the 3-Month USD LIBOR

General

•	At maturity, you will be entitled to receive a cash payment of $1,000 for each $1,000 principal amount of securities that you hold, plus interest payable on the Maturity Date, if any. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	For each Interest Period, we will pay interest at an Interest Rate of (i) from and including the Settlement Date to but excluding April 14, 2018, 5.00% per annum and (ii) from and including April 14, 2018 to but excluding the Maturity Date, a variable rate per annum equal to the 3-Month USD LIBOR as of the applicable Interest Determination Date plus 1.25%, subject to (A) the minimum interest rate of 0.00% per annum and (B) the Applicable Maximum Interest Rate of (x) 5.00% per annum from and including April 14, 2018 to but excluding April 14, 2023, and (y) 6.00% per annum from and including April 14, 2023 to but excluding the Maturity Date.

•	Senior unsecured obligations of Credit Suisse maturing April 14, 2026.

•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	The securities priced on April 11, 2016 (the “Trade Date”) and are expected to settle on April 14, 2016 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000.00	$23.10	$976.90
Total	$17,000,000.00	$392,700.00	$16,607,300.00

(1) Because dealers who purchase the securities for sale to certain fiduciary accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the securities in such fee-based advisory accounts may pay a purchase price of $976.90 per $1,000 principal amount of securities. Investors that hold their securities in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the securities.

(2) Barclays Capital Inc., which we refer to as Barclays, will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $23.10 per $1,000 principal amount of securities. Barclays may use this fee to pay variable selling concessions or fees to other dealers. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Barclays

Placement Agent

April 11, 2016

Key Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Redemption Amount:	At maturity, you will be entitled to receive a cash payment of $1,000 for each $1,000 principal amount of securities that you hold, plus interest payable on the Maturity Date, if any. Any payment on the securities is subject to our ability to pay our obligations as they become due.
Reference Rate:	On any Interest Determination Date, 3-Month USD LIBOR means the arithmetic mean of the offered rates for deposits in U.S. dollars having a maturity of three months, commencing on the second London Business Day immediately following that Interest Determination Date, that appear on the Designated LIBOR Page as of 11:00 a.m. London time on such Interest Determination Date if at least two offered rates appear on the Designated LIBOR Page, provided that if the specified Designated LIBOR Page, as defined below, by its terms provides only for a single rate, that single rate will be used.
Reference Rate Fallback Provisions:	If (i) fewer than two offered rates appear or (ii) no rate appears and the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered quotation for deposits in the dollars for the period of three months commencing on the second London Business Day immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative of a single transaction in dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that Interest Determination Date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, as described in the prior paragraph, LIBOR will be determined for the applicable Interest Determination Date as the arithmetic mean of the rates quoted at approximately 11:00 a.m. by three major banks in London, U.K., for loans in dollars to leading European banks, for the period of three months commencing on the second London Business Day immediately following that Interest Determination Date and in a principal amount that is representative of a single transaction in dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that Interest Determination Date will remain the same as LIBOR for the immediately preceding Interest Determination Date.
Interest Rate:	For each Interest Period, we will pay interest at an Interest Rate of:
• From and including the Settlement Date to but excluding April 14, 2018: 5.00% per annum.

•     From and including April 14, 2018 to but excluding the Maturity Date (the “Floating Interest Rate Period”): a variable rate per annum equal to the Reference Rate applicable to such Interest Period plus 1.25%, subject to the Minimum Interest Rate and the Applicable Maximum Interest Rate.

For each Interest Period during the Floating Interest Rate Period, the Reference Rate will be determined on the Interest Determination Date immediately preceding such Interest Period.

Interest Periods:	The period from and including the Settlement Date to but excluding the first scheduled Interest Payment Date, and each successive period from and including a scheduled Interest Payment Date to but excluding the next succeeding scheduled Interest Payment Date.
Interest Payment Dates:	Quarterly on the 14th day of each July, October, January and April, beginning on July 14, 2016; provided that if any such day is not a Business Day, that interest payment will be payable on the first following Business Day. The amount of any interest payment, if any, will not be adjusted in respect of any postponement of an Interest Payment Date and no interest payment will be payable on the securities because of any such postponement of an Interest Payment Date. Interest payments will be payable to the holders of record at the close of business on the Business Day immediately preceding the applicable Interest Payment Date, provided that the interest payment payable on the Maturity Date will be payable to the person to whom the Redemption Amount is payable.
Interest Determination Dates:	For each Interest Period commencing on or after April 14, 2018, two London Business Days prior to the first day of such Interest Period.
Day Count Convention:	For each Interest Period, 30/360 unadjusted.
Applicable Maximum Interest Rate:	5.00% per annum from and including April 14, 2018 to but excluding April 14, 2023, and 6.00% per annum from and including April 14, 2023 to but excluding the Maturity Date.

Minimum Interest Rate:	0.00% per annum during the Floating Interest Rate Period
Business Day:	Any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York or in London, England are generally authorized or obligated by law or executive order to close.
London Business Day:	Any day that is both a business day and a day on which dealings in deposits in U.S. Dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.
Designated LIBOR Page:	The display on Reuters, or any successor service, on page LIBOR01, or any other page as may replace that page on that service, for the purpose of displaying the London interbank rates of major banks for U.S. dollars.
Maturity Date:	April 14, 2026. If the scheduled Maturity Date is not a Business Day, the Maturity Date will be postponed to the next following Business Day. No additional interest or any other payment will be payable because of any postponement of the Maturity Date.
CUSIP:	22548Q3E3

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement No. IR-I dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000095010315003532/dp55849_424b2-ir1.htm

•	Prospectus supplement and Prospectus dated May 4, 2015:

http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Selected Risk Considerations

An investment in the securities involves significant risks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•	THE HISTORICAL PERFORMANCE OF THE REFERENCE RATE IS NOT AN INDICATION OF FUTURE PERFORMANCE — The historical performance of the Reference Rate should not be taken as an indication of future performance during the term of the securities. Changes in the levels of the Reference Rate will affect the trading price of the securities, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the Reference Rate will be positive.

•	DURING THE FLOATING INTEREST RATE PERIOD, THE SECURITIES DO NOT PROVIDE FOR REGULAR FIXED INTEREST PAYMENTS — Unlike conventional debt securities, the securities do not provide for regular fixed interest payments for the entire term of the securities. The amount of interest payments you receive, if any, during the Floating Interest Rate Period, will depend on the Reference Rate. Accordingly, there can be no assurance that you will receive an interest payment on any Interest Payment Date during the Floating Interest Rate Period. Thus, the securities are not a suitable investment for investors who require regular fixed income payments, since the interest payments during the Floating Interest Rate Period are variable and may be zero. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Furthermore, regardless of the amount of any payment you receive on the securities you may nevertheless suffer a loss on your investment in the securities, in real value terms. This is because inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest, and because an investment in the securities represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

•	DURING THE FLOATING INTEREST RATE PERIOD, THE SECURITIES ARE SUBJECT TO THE APPLICABLE MAXIMUM INTEREST RATE — During the Floating Interest Rate Period, the Interest Rate will not exceed the Applicable Maximum Interest Rate, regardless of the Reference Rate. Accordingly, the maximum Interest Rate during such period is (x) 5.00% per annum from and including April 14, 2018 to but excluding April 14, 2023, and (y) 6.00% per annum from and including April 14, 2023 to but excluding the Maturity Date.

•	THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE — Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•	CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Redemption Amount described in this pricing supplement will be based on the full principal amount of your securities, the Price to Public of the securities includes the placement agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the Price to Public, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•	CREDIT SUISSE IS SUBJECT TO SWISS REGULATION — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

•	LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you need to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•	POTENTIAL CONFLICTS —We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent for the offering of the securities and hedging our obligations under the securities. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you.

•	UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — The terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general such as:

o	the expected and actual volatility of the Reference Rate;

o	the time to maturity of the securities;

o	changes in U.S. interest and swap rates;

o	supply and demand for the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the interest and yield rates or markets generally; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical percentage levels of the Reference Rate for the period from January 3, 2001 to April 11, 2016. The Reference Rate on April 11, 2016 was 0.62985%. The historical levels of the Reference Rate should not be taken as an indication of its future performance. We obtained the information in the graph below from Bloomberg, without independent verification.

Material United States Federal Income Tax Considerations

The following discussion supplements, or to the extent inconsistent therewith, amends and modifies, the discussion in the Product Supplement under the heading “Material United States Federal Income Tax Considerations” and, except as expressly provided below, it is subject to the assumptions, qualifications and limitations set forth therein.

Under current law, in the opinion of our special tax counsel, Milbank, Tweed, Hadley & McCloy LLP, the notes should be treated for United States federal income tax purposes as variable rate debt instruments. If the notes do not qualify as variable rate debt instruments under the applicable regulations, then they should be treated as contingent payment debt instruments, as described in the “Material United States Federal Income Tax Considerations” section of the Product Supplement.

We will treat the notes as “variable rate debt instruments” that provide for a “single fixed rate” followed by a “qualified floating rate” (“QFR”) for U.S. federal income tax purposes. The determination that any notes subject to a cap, floor, or governor that is not fixed throughout the term of the notes pay interest at a QFR is, in part, based on the issuer’s determination that the cap, floor, or governor, as applicable, is not reasonably expected as of the issue date to significantly affect the yield on the notes. To determine the amount of qualified stated interest and original issue discount (“OID”), if any, the notes are issued with, an equivalent fixed rate debt instrument must be constructed pursuant to the following rules: (i) first, the single fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the notes). If the fixed rate substitute of the QFR determined by reference to the fixed rate portion of the notes (i.e., the QFR determined in clause (i) above) differs from the fixed rate substitute for the QFR portion of the notes by more than a de minimis amount, the notes will be treated as issued with OID. Based on the application of these rules to the notes, the determination of whether the notes should be treated as issued with OID will depend on the market conditions on the date the notes are issued for U.S. federal income tax purposes. Qualified stated interest on the notes will generally be taxable to a U.S. Holder (as defined in the Product Supplement) as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of tax accounting. If the notes are issued with OID, a U.S. Holder will be required to include the OID in income for federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest. Accordingly, a U.S. Holder of notes issued with OID generally will recognize taxable income for a taxable year in an amount that differs from the amount of cash received in that taxable year. The determination of whether the notes are issued with OID will be made on the issue date for the notes and information regarding such determination may be provided as an exhibit to the final pricing supplement or obtained by a note holder by contacting in writing the Credit Suisse Tax Department at One Madison Avenue, Fourth Floor, New York, New York 10010.

Upon the sale or any other taxable disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued qualified stated interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of the note to the U.S. Holder, increased by the amounts of OID previously included in income by the U.S. Holder with respect to the note and reduced by any payments other than qualified stated interest received by the U.S. Holder. Gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year at the time of disposition.

Subject to the discussion addressing “FATCA” below, under current law, Non-U.S. Holders (as defined in the Product Supplement) generally will not be subject to U.S. federal withholding or income tax with respect to interest (or OID) paid on and amounts received on the sale, exchange or retirement of the notes if they comply with certain certification requirements described in the Product Supplement.

Special rules apply to Non-U.S. Holders whose income from the notes is effectively connected with their conduct of a U.S. trade or business or who are individuals present in the U.S. for 183 days or more in the relevant taxable year.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. person’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the notes and any gain on sale or other taxable disposition of the notes will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you are urged to consult with your tax advisor regarding application of Medicare Tax to your income and gains in respect of your investment in the notes.

Notes Held Through Foreign Entities

Under sections of the Hiring Incentives to Restore Employment Act commonly referred to as “FATCA” and finalized regulations, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to them, we and other foreign financial institutions may be required to report information to the IRS regarding the holders of the notes and, in the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the notes directly or indirectly through such non-compliant foreign financial institutions, we may be required to withhold on a portion of payments under the notes.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the notes as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.

Information with Respect to Foreign Financial Assets

Individual U.S. Holders (and certain U.S. entities that may be specified in future IRS guidance) who hold interests in “specified foreign financial assets” may be required to file an annual report on IRS Form 8938 with certain information relating to each specified foreign financial asset for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by future IRS guidance). Such specified foreign financial assets may include notes, but only if they are not held in accounts maintained by financial institutions. U.S. Holders should consult their tax advisors as to the possible application to them of this information reporting requirement.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with Barclays Capital Inc., dated as of March 23, 2012, Barclays Capital Inc. will act as placement agent for the securities. The placement agent will receive a fee from Credit Suisse or one of our affiliates of $23.10 per $1,000 principal amount of the securities as set forth on the cover of this pricing supplement. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than three Business Days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three Business Days after the Trade Date, purchasers who wish to transact in the securities more than three Business Days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

EXHIBIT A

Credit Suisse, Nassau Branch

10 Year Fixed to Floating Rate Note Due April 14, 2026

Linked to the 3-Month USD LIBOR

Original Issue Discount Schedule

Principal Amount: $17,000,000

Payment	Beginning	Accrual	Projected	Ending	Qualified	Original Issue	Original Issue
Dates	Adjusted Issue		Payment	Adjusted Issue	Stated	Discount	Discount
	Price			Price	Interest		(Daily)
14-Jul-16	$17,000,000.00	$106,336.09	$199,849.88	$16,906,486.22	$334.61	$106,001.49	$1,177.79
14-Oct-16	$16,906,486.22	$105,751.16	$199,849.88	$16,812,387.50	$334.61	$105,416.55	$1,171.30
14-Jan-17	$16,812,387.50	$105,162.56	$199,849.88	$16,717,700.19	$334.61	$104,827.96	$1,164.76
14-Apr-17	$16,717,700.19	$104,570.29	$199,849.88	$16,622,420.61	$334.61	$104,235.68	$1,158.17
14-Jul-17	$16,622,420.61	$103,974.31	$199,849.88	$16,526,545.04	$334.61	$103,639.70	$1,151.55
14-Oct-17	$16,526,545.04	$103,374.60	$199,849.88	$16,430,069.77	$334.61	$103,039.99	$1,144.89
14-Jan-18	$16,430,069.77	$102,771.14	$199,849.88	$16,332,991.04	$334.61	$102,436.54	$1,138.18
14-Apr-18	$16,332,991.04	$102,163.91	$199,849.88	$16,235,305.07	$334.61	$101,829.30	$1,131.44
14-Jul-18	$16,235,305.07	$101,552.88	$79,893.63	$16,256,964.32	$334.61	$101,218.27	$1,124.65
14-Oct-18	$16,256,964.32	$101,688.36	$79,893.63	$16,278,759.06	$334.61	$101,353.75	$1,126.15
14-Jan-19	$16,278,759.06	$101,824.68	$79,893.63	$16,300,690.11	$334.61	$101,490.08	$1,127.67
14-Apr-19	$16,300,690.11	$101,961.86	$79,893.63	$16,322,758.35	$334.61	$101,627.26	$1,129.19
14-Jul-19	$16,322,758.35	$102,099.90	$79,893.63	$16,344,964.63	$334.61	$101,765.30	$1,130.73
14-Oct-19	$16,344,964.63	$102,238.80	$79,893.63	$16,367,309.81	$334.61	$101,904.20	$1,132.27
14-Jan-20	$16,367,309.81	$102,378.58	$79,893.63	$16,389,794.76	$334.61	$102,043.97	$1,133.82
14-Apr-20	$16,389,794.76	$102,519.22	$79,893.63	$16,412,420.36	$334.61	$102,184.61	$1,135.38
14-Jul-20	$16,412,420.36	$102,660.74	$79,893.63	$16,435,187.48	$334.61	$102,326.14	$1,136.96
14-Oct-20	$16,435,187.48	$102,803.15	$79,893.63	$16,458,097.01	$334.61	$102,468.55	$1,138.54
14-Jan-21	$16,458,097.01	$102,946.46	$79,893.63	$16,481,149.84	$334.61	$102,611.85	$1,140.13
14-Apr-21	$16,481,149.84	$103,090.65	$79,893.63	$16,504,346.87	$334.61	$102,756.04	$1,141.73
14-Jul-21	$16,504,346.87	$103,235.75	$79,893.63	$16,527,688.99	$334.61	$102,901.14	$1,143.35
14-Oct-21	$16,527,688.99	$103,381.76	$79,893.63	$16,551,177.12	$334.61	$103,047.15	$1,144.97
14-Jan-22	$16,551,177.12	$103,528.68	$79,893.63	$16,574,812.18	$334.61	$103,194.07	$1,146.60
14-Apr-22	$16,574,812.18	$103,676.52	$79,893.63	$16,598,595.07	$334.61	$103,341.91	$1,148.24
14-Jul-22	$16,598,595.07	$103,825.28	$79,893.63	$16,622,526.72	$334.61	$103,490.67	$1,149.90
14-Oct-22	$16,622,526.72	$103,974.97	$79,893.63	$16,646,608.07	$334.61	$103,640.37	$1,151.56
14-Jan-23	$16,646,608.07	$104,125.60	$79,893.63	$16,670,840.05	$334.61	$103,791.00	$1,153.23
14-Apr-23	$16,670,840.05	$104,277.18	$79,893.63	$16,695,223.60	$334.61	$103,942.57	$1,154.92
14-Jul-23	$16,695,223.60	$104,429.70	$79,893.63	$16,719,759.67	$334.61	$104,095.09	$1,156.61
14-Oct-23	$16,719,759.67	$104,583.17	$79,893.63	$16,744,449.22	$334.61	$104,248.56	$1,158.32
14-Jan-24	$16,744,449.22	$104,737.61	$79,893.63	$16,769,293.20	$334.61	$104,403.00	$1,160.03
14-Apr-24	$16,769,293.20	$104,893.01	$79,893.63	$16,794,292.58	$334.61	$104,558.40	$1,161.76
14-Jul-24	$16,794,292.58	$105,049.38	$79,893.63	$16,819,448.34	$334.61	$104,714.77	$1,163.50
14-Oct-24	$16,819,448.34	$105,206.73	$79,893.63	$16,844,761.45	$334.61	$104,872.12	$1,165.25
14-Jan-25	$16,844,761.45	$105,365.07	$79,893.63	$16,870,232.89	$334.61	$105,030.46	$1,167.01
14-Apr-25	$16,870,232.89	$105,524.39	$79,893.63	$16,895,863.65	$334.61	$105,189.78	$1,168.78
14-Jul-25	$16,895,863.65	$105,684.71	$79,893.63	$16,921,654.74	$334.61	$105,350.11	$1,170.56
14-Oct-25	$16,921,654.74	$105,846.04	$79,893.63	$16,947,607.16	$334.61	$105,511.43	$1,172.35
14-Jan-26	$16,947,607.16	$106,008.37	$79,893.63	$16,973,721.90	$334.61	$105,673.76	$1,174.15
14-Apr-26	$16,973,721.90	$106,171.72	$ 17,079,893.63	$0.00	$334.61	$105,837.11	$1,175.97

Principal Amount: $1,000

Payment	Beginning	Accrual	Projected	Ending	Qualified	Original Issue	Original Issue
Dates	Adjusted Issue		Payment	Adjusted Issue	Stated	Discount	Discount
	Price			Price	Interest		(Daily)
14-Jul-16	$1,000.00	$6.26	$11.76	$994.50	$0.02	$6.24	0.069282
14-Oct-16	$994.50	$6.22	$11.76	$988.96	$0.02	$6.20	0.068900
14-Jan-17	$988.96	$6.19	$11.76	$983.39	$0.02	$6.17	0.068515
14-Apr-17	$983.39	$6.15	$11.76	$977.79	$0.02	$6.13	0.068128
14-Jul-17	$977.79	$6.12	$11.76	$972.15	$0.02	$6.10	0.067738
14-Oct-17	$972.15	$6.08	$11.76	$966.47	$0.02	$6.06	0.067346
14-Jan-18	$966.47	$6.05	$11.76	$960.76	$0.02	$6.03	0.066952
14-Apr-18	$960.76	$6.01	$11.76	$955.02	$0.02	$5.99	0.066555
14-Jul-18	$955.02	$5.97	$4.70	$956.29	$0.02	$5.95	0.066156
14-Oct-18	$956.29	$5.98	$4.70	$957.57	$0.02	$5.96	0.066244
14-Jan-19	$957.57	$5.99	$4.70	$958.86	$0.02	$5.97	0.066333
14-Apr-19	$958.86	$6.00	$4.70	$960.16	$0.02	$5.98	0.066423
14-Jul-19	$960.16	$6.01	$4.70	$961.47	$0.02	$5.99	0.066513
14-Oct-19	$961.47	$6.01	$4.70	$962.78	$0.02	$5.99	0.066604
14-Jan-20	$962.78	$6.02	$4.70	$964.11	$0.02	$6.00	0.066695
14-Apr-20	$964.11	$6.03	$4.70	$965.44	$0.02	$6.01	0.066787
14-Jul-20	$965.44	$6.04	$4.70	$966.78	$0.02	$6.02	0.066880
14-Oct-20	$966.78	$6.05	$4.70	$968.12	$0.02	$6.03	0.066973
14-Jan-21	$968.12	$6.06	$4.70	$969.48	$0.02	$6.04	0.067067
14-Apr-21	$969.48	$6.06	$4.70	$970.84	$0.02	$6.04	0.067161
14-Jul-21	$970.84	$6.07	$4.70	$972.22	$0.02	$6.05	0.067256
14-Oct-21	$972.22	$6.08	$4.70	$973.60	$0.02	$6.06	0.067351
14-Jan-22	$973.60	$6.09	$4.70	$974.99	$0.02	$6.07	0.067447
14-Apr-22	$974.99	$6.10	$4.70	$976.39	$0.02	$6.08	0.067544
14-Jul-22	$976.39	$6.11	$4.70	$977.80	$0.02	$6.09	0.067641
14-Oct-22	$977.80	$6.12	$4.70	$979.21	$0.02	$6.10	0.067739
14-Jan-23	$979.21	$6.13	$4.70	$980.64	$0.02	$6.11	0.067837
14-Apr-23	$980.64	$6.13	$4.70	$982.07	$0.02	$6.11	0.067936
14-Jul-23	$982.07	$6.14	$4.70	$983.52	$0.02	$6.12	0.068036
14-Oct-23	$983.52	$6.15	$4.70	$984.97	$0.02	$6.13	0.068136
14-Jan-24	$984.97	$6.16	$4.70	$986.43	$0.02	$6.14	0.068237
14-Apr-24	$986.43	$6.17	$4.70	$987.90	$0.02	$6.15	0.068339
14-Jul-24	$987.90	$6.18	$4.70	$989.38	$0.02	$6.16	0.068441
14-Oct-24	$989.38	$6.19	$4.70	$990.87	$0.02	$6.17	0.068544
14-Jan-25	$990.87	$6.20	$4.70	$992.37	$0.02	$6.18	0.068647
14-Apr-25	$992.37	$6.21	$4.70	$993.87	$0.02	$6.19	0.068751
14-Jul-25	$993.87	$6.22	$4.70	$995.39	$0.02	$6.20	0.068856
14-Oct-25	$995.39	$6.23	$4.70	$996.92	$0.02	$6.21	0.068962
14-Jan-26	$996.92	$6.24	$4.70	$998.45	$0.02	$6.22	0.069068
14-Apr-26	$998.45	$6.25	$1,004.70	$0.00	$0.02	$6.23	0.069175

Credit Suisse